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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT is made as of the 24th day of March, 2003 by and between Kindred Healthcare, Inc., a Delaware corporation (the "Company") and Edward L. Kuntz ("Kuntz").

                              W I T N E S S E T H:

                WHEREAS, Kuntz is employed as Chairman and Chief Executive Officer by the Company, and the parties hereto desire to provide for the transition of Kuntz's employment to solely Executive Chairman of the Board, on or before January 1, 2004; and

                WHEREAS, the Executive Compensation Committee (the "Executive Compensation Committee") of the Board of Directors (the "Board") has determined that it is in the best interests of the Company and its subsidiaries to enter into this Agreement.

                NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Kuntz agree as follows:

                1. Employment as Chairman of the Board and Chief Executive Officer.

                A. Term. The Company hereby agrees to employ Kuntz and Kuntz hereby agrees to be employed by the Company as Chairman of the Board and Chief Executive Officer on the terms and conditions herein set forth. The term of Kuntz's employment as Chairman and Chief Executive Officer shall be for a period commencing on the date hereof and terminating on December 31, 2003 unless earlier terminated by an Acceleration Notice (as defined) (the "CEO Term"). The Board may terminate the CEO Term prior to December 31, 2003 by providing written notice to Kuntz of its desire to implement Section 2 of this Agreement (the "Acceleration Notice"). The Accelerated Notice shall indicate the date that Kuntz will no longer be chief executive officer and will transition to Executive Chairman. At such time, the provisions of this Section 1 shall have no further effect. Kuntz shall provide the Company with a notice of resignation as chief executive officer at or prior to the expiration of the CEO Term.

                B. Duties. Kuntz is engaged as Chairman of the Board and Chief Executive Officer and shall perform such duties commensurate with his title and as otherwise designated by the Board.

                C. Extent of Services. Kuntz, subject to the direction and control of the Board, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. During the CEO Term, Kuntz shall devote his full working time, attention, labor, skill and energies to the business of the

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Company, and shall not, without the consent of the Board, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

                D. Compensation. As compensation for services hereunder rendered, Kuntz shall receive during the CEO Term:

                (i) A base salary ("Base Salary") of not less than $819,000 per year payable in equal installments in accordance with the Company's normal payroll procedures. Kuntz may receive increases in his Base Salary from time to time, as approved by the Executive Compensation Committee.

                (ii) In addition to Base Salary, Kuntz will be eligible to receive a bonus in accordance with the Company's short-term incentive compensation plan and such other incentive compensation as the Executive Compensation Committee may approve from time to time.

                E.      Benefits. During the CEO Term:

                (i) Kuntz shall be entitled to participate in any and all executive pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates.

                (ii) Kuntz shall be entitled to participate in such bonus, stock option, or other incentive compensation plans of the Company and its affiliates in effect from time to time for executives of the Company.

                (iii) Kuntz shall be entitled to paid time off benefits each year consistent to those provided to the Company's executives. Kuntz shall schedule the timing of such paid time off in a reasonable manner. Kuntz also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Kuntz.

                (iv) Kuntz may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse Kuntz for all such reasonable expenses in accordance with the Company's reimbursement policies and procedures.

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                2.      Employment as Executive Chairman of the Board.

                A. Term. Unless Kuntz receives the Election Notice (as defined), the Company hereby agrees to employ Kuntz and Kuntz hereby agrees to be employed solely as Executive Chairman of the Board of Directors ("Executive Chairman") effective January 1, 2004 on the terms and conditions herein set forth. If the Board of Directors determines not to have Kuntz serve as Executive Chairman, it shall provide written notice of such to Kuntz on or prior to November 15, 2003 (the "Election Notice"). If the Election Notice is not delivered to Kuntz, the term of Kuntz's employment as Executive Chairman shall be for a period of three years commencing on the earlier of the date provided in the Acceleration Notice or January 1, 2004 (the "Chairman Term"). For purposes of this Agreement, the time periods defined as the "CEO Term" and "Chairman Term" shall be referred to collectively as the "Term."

                B. Duties. As Executive Chairman, Kuntz shall perform the following duties: (i) coordinate all Board matters and committee activities and act as the principal liaison between the Board and senior management; (ii) continue his responsibility for public lobbying and relationships with various healthcare related organizations; (iii) advise the chief executive officer and senior management on strategic initiatives including financing, acquisition and development activities; (iv) advise the chief executive officer and senior management concerning all compliance and regulatory matters including the Corporate Integrity Agreement; and (v) such other similar matters as reasonably requested by the Board.

                C. Extent of Services. Kuntz, subject to the direction and control of the Board, shall have the power and authority commensurate with his status as Executive Chairman and necessary to perform his duties hereunder. During the Chairman Term, Kuntz shall devote approximately two days a week or 60 hours a month to the business of the Company. With notice to the Board, Kuntz may engage in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage provided such activities do not conflict with the Company's objectives and operations.

                D. Compensation. As compensation for services rendered as Executive Chairman, Kuntz shall receive during the Chairman Term:

                (i) A salary ("Chairman Salary") of not less than $600,000 per year payable in equal installments in accordance with the Company's normal payroll procedures. Kuntz may receive increases in his Chairman Salary from time to time, as approved by the Executive Compensation Committee.

                (ii) Kuntz may be eligible to receive additional compensation as the Executive Compensation Committee may approve from time to time but is not intended that Kuntz will continue to participate in the Company's standard bonus or long-term incentive plans.

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                E.      Benefits. During the Chairman Term:

                (i) Kuntz shall be entitled to participate in any and all welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates.

                (ii) Kuntz may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse Kuntz for all such reasonable expenses in accordance with the Company's reimbursement policies and procedures.

                (iii) Kuntz will continue to vest in his existing stock options, restricted stock and accrued long-term incentive benefits.

                (iv) The Company shall provide Kuntz with an office suite in Houston, Texas and an administrative assistant substantially comparable to his existing office suite and administrative assistant being furnished as of the date of this Agreement.

                3.      Termination of Employment.

                A. Death or Disability. Kuntz's employment shall terminate automatically upon Kuntz's death during the Term. If the Board determines in good faith that the Disability of Kuntz has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Kuntz written notice of its intention to terminate Kuntz's employment. In such event, Kuntz's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Kuntz (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Kuntz shall not have returned to performance of Kuntz's duties. For purposes of this Agreement, "Disability" shall mean Kuntz's absence from his duties hereunder for a period of 90 days.

                B. Cause. The Company may terminate Kuntz's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean the Kuntz's (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Kuntz of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Kuntz and his attorney an opportunity to be heard by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Kuntz in good faith and in the best interests of the Company.

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                C.      Good Reason. Kuntz's employment may be terminated by
Kuntz for Good Reason. "Good Reason" shall exist upon the occurrence, without Kuntz's express written consent, of any of the following events:

                (i) the Company shall assign to Kuntz duties of a substantially nonexecutive or nonmanagerial nature during the CEO Term;

                (ii) an adverse change in Kuntz's status or position as an executive officer of the Company during the CEO Term, including, without limitation, an adverse change in Kuntz's status or position as a result of a diminution in Kuntz's duties and responsibilities (other than any such change directly attributable to the fact that the Company is no longer publicly owned);

                (iii) the Company shall (A) materially reduce the compensation of Kuntz or (B) materially reduce his benefits and perquisites;

                (iv) the Company shall require Kuntz to relocate Kuntz's principal business office more than 30 miles from its location on the date of this Agreement;

                (v) If Kuntz ceases to be Chairman of the Board, for any reason, including failing to be elected at any annual or special meeting of the shareholders of the Company;

                (vi) If the Board of Directors sends the Election Notice as provided in Section 2; or

                (vii) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 6(c).

        For purposes of this Agreement, "Good Reason" shall not exist until after Kuntz has given the Company notice of the applicable event within 10 days of such event and which is not remedied within 10 days after receipt of written notice from Kuntz specifically delineating such claimed event and setting forth Kuntz's intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 10-day period and the Company commences reasonable steps within such 10-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason" provided that such event is remedied within 30 days after receipt of such written notice.

                D. Notice of Termination. Any termination by the Company for Cause, or by Kuntz for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination

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provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Kuntz's employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than 10 days after the giving of such notice). The failure by Kuntz or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Kuntz or the Company, respectively, hereunder or preclude Kuntz or the Company, respectively, from asserting such fact or circumstance in enforcing Kuntz's or the Company's rights hereunder.

                E. Date of Termination. "Date of Termination" means (i) if Kuntz's employment is terminated by the Company for Cause, or by Kuntz for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Kuntz's employment is terminated by the Company other than for Cause or Disability, or Kuntz resigns without Good Reason, the Date of Termination shall be the date on which the Company or Kuntz notified Kuntz or the Company, respectively, of such termination and (iii) if Kuntz's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Kuntz or the Disability Effective Date, as the case may be.

                4. Obligations of the Company Upon Termination. Following any termination of Kuntz's employment hereunder, the Company shall pay Kuntz his accrued wages through the Date of Termination and any amounts owed to Kuntz pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Kuntz's execution of a general release of claims in form satisfactory to the Company, Kuntz shall be entitled to the following additional payments:

                A. Death or Disability. If, during the CEO Term, Kuntz's employment shall terminate by reason of Kuntz's death or Disability, the Company shall pay to Kuntz (or his designated beneficiary or estate, as the case may be) the prorated portion of any Target Bonus (as defined below) Kuntz would have received for the year of termination of employment. Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to Kuntz if Kuntz's employment had not terminated. Kuntz shall not be entitled to any additional benefits by reason of his death or Disability during the Chairman Term.

                B. Good Reason; Other than for Cause. If, during the Term, the Company shall terminate Kuntz's employment other than for Cause (but not for Disability), or the Kuntz shall terminate his employment for Good Reason:

                (i) Within 14 days of Kuntz's Date of Termination, the Company shall pay to Kuntz (a) if the Date of Terminations occurs during the CEO Term, the prorated portion of Kuntz's Target Bonus for the year in which the Date of Termination occurs, and an amount equal to three times the sum of the Kuntz's Base Salary and Target Bonus as of the Date of

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        Termination, or (b) if the Date of Terminations occurs during the
        Chairman Term, an amount equal to three times the Chairman Salary as the Date of Termination.

        For purposes of this Agreement: "Target Bonus" shall mean the full amount of the targeted annual short-term incentive bonus that would be payable to the Kuntz, assuming all performance criteria on which such target bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

                (ii) For a period of three years following the Date of Termination, the Kuntz shall be treated as if he had continued to be an executive for all purposes under the Company's health insurance plan and dental insurance plan; or if Kuntz is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Following this continuation period, Kuntz shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA ("COBRA Benefits") treating the end of this period as a termination of Kuntz's employment if allowed by law.

                (iii) For a period of three years following the Date of Termination, the Company shall maintain in force, at its expense, Kuntz's life insurance in effect under the Company's voluntary life insurance benefit plan as of the Date of Termination.

                (iv) For a period of three years following Kuntz's Date of Termination, the Company shall provide short-term and long-term disability insurance benefits to Kuntz equivalent to the coverage that Kuntz would have had had he remained employed under the disability insurance plans applicable to Kuntz on the Date of Termination. Should Kuntz become disabled during such period, Kuntz shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

                (v) To the extent not already vested pursuant to the terms of such plan, Kuntz's interests under the Company's retirement savings plan shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer matching contributions based upon Kuntz's years of service with the Company.

                (vi) The Company shall adopt such amendments to its benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

                (vii) Kuntz shall be credited with an additional three years of vesting for purposes of all outstanding stock option and restricted stock

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        awards and Kuntz will have an additional three years in which to exercise such stock options.

                (viii) Following the Date of Termination, Kuntz shall receive the computer which Kuntz is utilizing as of the Date of Termination. In addition, Kuntz shall be entitled to the furniture in Kuntz's office suite as of the Date of Termination. In addition, for a period of three years following Kuntz's Date of Termination, the Company shall provide Kuntz with an office suite and administrative assistant, each substantially comparable to the office suite and administrative assistant that were furnished to Kuntz as of the date of Kuntz's Date of Termination.

                C. Cause; Other than for Good Reason. If Kuntz's employment shall be terminated for Cause or Kuntz terminates employment without Good Reason (and other than due to Kuntz's death) during the Term, this Agreement shall terminate without further additional obligations to Kuntz under this Agreement.

                D. Death after Termination. In the event of the death of Kuntz during the period Kuntz is receiving payments pursuant to this Agreement, Kuntz's designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Kuntz's estate.

                5. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys' and accountants' fees of Kuntz in connection therewith, including any litigation to enforce any arbitration award.

                6.      Successors.

                A. This Agreement is personal to Kuntz and without the prior written consent of the Company shall not be assignable by Kuntz otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Kuntz's legal representatives.

                B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                C. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Kuntz's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be

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required to perform it if no such succession had taken place. As used this
Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                7. Other Severance Benefits. Kuntz hereby agrees that in consideration for the payments to be received under this Agreement, Kuntz waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, other than the Change in Control Severance Agreement between the Company and Kuntz dated as of November 9, 1998 (the "Severance Agreement"); provided that any payments payable to Kuntz hereunder shall be offset by any payments payable under the Severance Agreement.

                8. Withholding. All payments to be made to Kuntz hereunder will be subject to all applicable required withholding of taxes.

                9. Non-solicitation. During the Term and for a period of one year thereafter (collectively, the "Non-solicitation Period"), Kuntz shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company's or its affiliates' employees to leave their employment with the Company or such affiliates in order to accept employment with Kuntz or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that Kuntz will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Kuntz is in violation of any covenant contained herein, for any reason whatsoever.

                10. No Mitigation. Kuntz shall have no duty to mitigate his damages by seeking other employment and, should Kuntz actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company's obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company may have against Kuntz or others.

                11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

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                If to Kuntz:
                Edward L. Kuntz
                8807 Stable Crest Blvd.
                Houston, Texas 77024
                Facsimile: 713-840-6383

                If to Company:
                Kindred Healthcare, Inc.
                680 South Fourth Street
                Louisville, KY 40202
                Attn: General Counsel
                Facsimile: 502-596-4075

                12. Assignment to Subsidiary. The Company may assign its obligations under this Agreement to one or more of its subsidiaries but such assignment will not relieve the Company of its obligations and liabilities hereunder.

                13. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

                14. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including the Employment Agreement dated February 12, 1999 between the Company and Kuntz), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Kuntz and such officer of the Company specifically designated by the Board.

                15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                16. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

                17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   KINDRED HEALTHCARE, INC.

                                   By: /s/ Richard A. Lechleiter
                                       -----------------------------------------
                                         Richard A. Lechleiter,
                                         Senior Vice President, Chief Financial
                                          Officer and Treasurer

                                   /s/ Edward L. Kuntz
                                   ---------------------------------------------
                                   EDWARD L. KUNTZ

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